Exhibit 6.3

PUBLISHER EXPENSES AGREEMENT

IN RESPECT OF

GRASSLANDS GAME SHARES OFFERING

THIS PUBLISHER EXPENSES AGREEMENT IN RESPECT OF GRASSLANDS GAME SHARES OFFERING (this “Agreement”), dated as of December 3, 2015, is made and entered into by and between Loose Tooth Industries, Inc., a Delaware corporation (“Loose Tooth”), and Fig Publishing, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company is a wholly owned subsidiary of Loose Tooth;

WHEREAS, Fig Grasslands, LLC, a wholly owned subsidiary of the Company (the “Grasslands Pub Sub”), and Double Fine Productions, Inc. (the “Grasslands Developer”) have entered into a License Agreement dated as of December 3, 2015, in connection with the Company’s effort to support the development of, and benefit from the publishing of the fully developed version of, the Psychonauts 2 video game (the “Grasslands Game”);

WHEREAS, the Company intends to conduct (i) an offering (the “Reg A Crowdfunding Offering”) pursuant to Tier 2 of Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Company will offer shares of preferred tracking stock, par value $0.0001 per share, of the Company (“Grasslands Game Shares”) to accredited and unaccredited investors, and (ii) an offering (the “Accredited Crowdfunding Offering” and, collectively with the Reg A Crowdfunding Offering, the “Offering”) pursuant to Rule 506(c) of Regulation D under the Securities Act, pursuant to which the Company will offer Grasslands Game Shares to accredited investors only, in each case in connection with the Company’s effort to support the development of, and benefit from the publishing of the fully developed version of, the Grasslands Game;

WHEREAS, the Company expects to incur various expenses (the “Publisher Expenses”) in connection with its effort to support the development of, and benefit from the publishing of the fully developed version of, the Grasslands Game, including:

●	expenses of the Offering;
●	taxes; and
●	marketing expenses of the Grasslands Game prior to its sale;

WHEREAS, the parties hereto have entered into a Master Services Agreement, dated as of December 3, 2015, (the “Master Services Agreement”), pursuant to which Loose Tooth will, for a fee, provide the Company with certain administrative, executive, managerial, and other services during the course of the Company’s effort to support the development of, and benefit from the publishing of the fully developed version of, the Grasslands Game; and

WHEREAS, the parties hereto desire to enter into this Agreement in order to facilitate the effort to support the development of, and benefit from the publishing of the fully developed version of, the Grasslands Game;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.         Loose Tooth agrees to pay all costs, fees and expenses incurred by the Company that are Publisher Expenses.

2.         Loose Tooth shall have the right, during the term of this Agreement and for a period of one year thereafter, to inspect and audit the Company’s records relating to the incurrence of Publisher Expenses. Any audit will be conducted not more than one time per year, at mutually agreed upon times, upon reasonable prior written notice, and in a manner so as to minimize any disruption of the Company’s normal business activities. Any overpayment or underpayment revealed by any audit hereunder shall be reimbursed promptly after the completion of such audit.

3.         This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior discussions, agreements and understandings of any kind and every nature between them. This Agreement shall not be changed, modified or amended except in writing signed by the parties.

4.         No party may transfer or assign this Agreement or its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other affected parties. Any assignment contrary to the foregoing shall be void. Notwithstanding the foregoing, any party may assign this Agreement in whole (but not in part) to any parent, affiliate, subsidiary or successor upon not less than thirty (30) days prior written notice to the other parties.

5.         All notices, demands, consents, approvals or other communications provided for or permitted under this Agreement shall be in writing, personally delivered to an officer or other responsible employee of the addressee or sent by registered mail, charges prepaid, or by e-mail, facsimile or other means of electronic communication, to the applicable address set forth below or to such other address as a party to this Agreement may from time to time designate in such manner. Any notice so personally delivered shall be considered to have been validly and effectively given on the date of such delivery. Any notice so sent by registered mail shall be considered to have been validly and effectively given on the fifth day (excluding Saturdays, Sundays and statutory holidays at the address to which it is sent) following the day on which it is sent, as evidenced by the postal receipt. Any notice so sent by e-mail, facsimile or other means of electronic communication shall be considered to have been validly and effectively given on the day (excluding Saturdays, Sundays and statutory holidays at the address to which it is sent) following the day on which it is sent. If the party giving any demand, notice or other communication knows or should reasonably know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

To the Company at:

Fig Publishing, Inc.

715 Bryant Street, Suite 202

San Francisco, California 941

Attention: Justin Bailey

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To Loose Tooth at:

Loose Tooth Industries, Inc.

715 Bryant Street, Suite 202

San Francisco, California 941

Attention: Justin Bailey

6.          This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.         If any provision of this Agreement (or any portion thereof) is determined to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and shall be binding upon the parties, and shall be enforceable as though said invalid or unenforceable provision (or portion thereof) were not contained in this Agreement.

8.          The failure by either party to insist upon strict performance of any of the provisions contained in this Agreement shall in no way constitute a waiver of any of its rights as set forth in this Agreement, at law or in equity, or a waiver of any other provisions or subsequent defaults by either party in the performance of or compliance with any of the terms and conditions set forth in this Agreement.

9.          This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any doctrine of conflicts of laws, including all matters of construction, validity, performance and enforcement. Any controversy or claim arising out of or in any way connected with this Agreement or the alleged breach thereof shall be resolved by one arbitrator, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect in San Francisco, California and shall be held in the San Francisco Bay Area. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of AAA will be shared equally among all sides in the arbitration.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

LOOSE TOOTH INDUSTRIES, INC.

By:	/s/ Justin Bailey
Name:	Justin Bailey
Title:	Chief Executive Officer

FIG PUBLISHING, INC.

By:	/s/ Justin Bailey
Name:	Justin Bailey
Title:	Chief Executive Officer